Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699

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AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Kenneth Boerger VP/Treasurer (419) 325-2279	Suzy Lynde Analyst Inquiries (312) 640-6772

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 27, 2005

LIBBEY INC. IN DISCUSSIONS TO PURCHASE REMAINING 51 PERCENT OF VITROCRISA

TOLEDO, OHIO, JULY 27, 2005—Vitro S.A. and Libbey Inc. (NYSE: LBY) confirmed today that they are pursuing the possible purchase by Libbey of the remaining 51 percent of the shares in Vitrocrisa, the largest manufacturer of glass tableware in Latin America. Vitrocrisa is currently a joint venture between Libbey and Vitro with Libbey currently owning 49 percent of the shares and Vitro owning 51 percent of the shares. Libbey has also served as the exclusive distributor of Vitrocrisa’s products into the United States and Canada since the joint venture’s inception in 1997.

Libbey Inc.:

•	is a leading producer of glass tableware in North America;

•	is a leading producer of tabletop products for the foodservice industry;

•	is expanding its international presence with facilities in the Netherlands and Portugal and a facility in China planned to begin production in 2007;

•	exports to more than 90 countries.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2004, Libbey Inc.’s net sales totaled $544.8 million.